Exhibit 99.1

ZAIS Financial Corp. Reports Core Earnings Of $13.5 Million, Or $1.52 Per Diluted Weighted Average Share Outstanding, For The Full Year 2015

RED BANK, N.J., March 9, 2016 /PRNewswire/ -- ZAIS Financial Corp. (NYSE: ZFC) ("ZAIS Financial" or the "Company") today reported financial results for the three and twelve months ended December 31, 2015.

FOURTH QUARTER 2015 HIGHLIGHTS

A summary of the Company's results for the three and twelve months ended December 31, 2015 and December 31, 2014 are below. All dollar amounts are presented in millions, with the exception of figures presented on a per share basis.

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
U.S. GAAP net (loss)/income	$(1.8)	$0.2	$(1.4)	$29.9
U.S. GAAP net (loss)/income per diluted weighted average share outstanding	$(0.21)	$0.02	$(0.16)	$3.08
Core Earnings	$0.7	$4.1	$13.5	$11.9
Core Earnings per diluted weighted average share outstanding	$0.08	$0.46	$1.52	$1.33
Book value per share of common stock and Operating Partnership Unit, at end of year	$19.98	$21.73	$19.98	$21.73

  Core earnings (a non-U.S. GAAP financial measure as defined below) decreased to $0.7 million, or $0.08 per diluted weighted average share outstanding, from $4.1 million, or $0.46 per diluted weighted average share outstanding as of December 31, 2014.
  The Company maintained a dividend of $0.40 per share of the Company's common stock and operating partnership unit ("OP unit") for the fourth quarter, declared on December 17, 2015 and paid on January 15, 2016.
  Book value per share declined by $1.75 or 8.1% compared to December 31, 2014, primarily due to unrealized losses on mortgage loans held for investment ("MLHFI"). A decline in net interest income was partially offset by GMFS earnings.
  2.97x leverage ratio as of December 31, 2015, compared with 2.84x leverage ratio as of December 31, 2014.

The Company's results of operations included GMFS's residential mortgage banking operations (which is included in the Company's residential mortgage banking segment). Highlights of GMFS operating activity for the fourth quarter of 2015 are as follows:

	Three Months Ended December 31, 2015	(Decrease) from Prior Quarter
Mortgage originations(1)
Unpaid principal balance	$ 399.8	(17.4)%
Mortgage loans sold(1)
Unpaid principal balance	$ 417.4	(16.0)%

(1) Excludes reverse mortgages.

STRATEGIC REVIEW UPDATE

As announced on November 4, 2015, the Company has engaged a financial advisor to assist it in evaluating potential strategic alternatives to enhance stockholder value. The continuing strategic review includes the exploration of merger or sale transactions involving the Company or a liquidation of the Company's assets. The Company and its financial advisor have engaged in preliminary discussions with several potential counterparties. While the Company is currently engaged in discussions with a potential counterparty about a potential merger or sale transaction, there is no assurance that the discussions will lead to a definitive merger or sale transaction, which would be subject to approval by the Company's board of directors and its stockholders. In the event that the Company does not reach a definitive agreement with respect to a merger or sale transaction, management of the Company intends to present to the Company's board of directors for its consideration a plan of liquidation. There is no assurance that the Company's board of directors will approve any plan of liquidation and recommend its acceptance by the Company's stockholders. In light of the strategic review and in order to reduce current market risk in its investment portfolio, the Company has recently begun the process of selling its seasoned, re-performing mortgage loans from its residential mortgage investments segment. A sale of these assets is expected to be completed early in the second quarter of 2016. If completed, these mortgage loan sales are likely to result in a reduction of the Company's investment income and may therefore result in a decision to curtail dividends in the future. Additionally, as part of the strategic review, the Company has made the decision to cease the purchase of newly originated residential mortgage loans as part of its mortgage conduit purchase program and will begin the unwinding of the Company's mortgage conduit business. Consistent with these changes to the Company's strategy, on March 9, 2016, Brian Hargrave will be resigning as the Company's Chief Investment Officer effective at noon Eastern Time, and will be succeeded by Christian Zugel, the current Chairman of the Company's board of directors. The Company does not intend to disclose further developments until the review is complete and the Company's board of directors has taken action with respect to the strategic review.

FOURTH QUARTER 2015 RESULTS

ZAIS Financial reported U.S. GAAP net loss for the three months ended December 31, 2015 of $(1.8) million or $(0.21) per diluted weighted average share outstanding, compared with net income of $0.2 million or $0.02 per diluted weighted average share outstanding for the same period in 2014. The results for the three months ended December 31, 2015 include GMFS operations, which contributed $4.3 million of income before income taxes, and a decrease in income primarily due to unrealized losses in the residential mortgage investments portfolio. The amounts relating to GMFS for 2014 reflect the revenues and expenses recognized from October 31, 2014 (the date the Company acquired GMFS) to December 31, 2014. GMFS's results for the three months ended December 31, 2015 were impacted by an increase in the fair value of the mortgage servicing rights ("MSRs") of $1.5 million compared to a decrease in the fair value of the MSRs of $1.7 million for the prior year. The change was primarily driven by slowing prepayment projections resulting from an increase in interest rates during the quarter, increasing the value by $3.1 million, offset by payoffs and scheduled principal payments of $1.6 million. For the three months ended December 31, 2015, the value of the residential mortgage investments portfolio decreased by $(4.4) million due primarily to an increase in market credit spreads.

For the three months ended December 31, 2015, the Company reported Core Earnings of $0.7 million, or $0.08 per diluted weighted average share outstanding, compared with $4.1 million or $0.46 per diluted weighted average share outstanding during the same period in 2014. The decrease in Core Earnings was primarily due to a decrease in interest income from residential mortgage-backed securities ("RMBS") that were sold to finance the GMFS acquisition, an increase in expenses due to the strategic review process, and the decline in the fair value of the MSRs, primarily due to an increase in the value of principal paydowns. Core Earnings is a non-U.S. GAAP financial measure that the Company defines as net interest income, plus non-interest income from its mortgage banking platform (excluding the after tax change in fair value of MSRs resulting from changes in values of market related inputs or assumptions used in a valuation model) less total operating expenses (excluding the after tax effect of depreciation and amortization, changes in contingent consideration, amortization of deferred premiums, production and profitability earn-outs and certain non-recurring adjustments), plus/(less) the income tax benefit/(expense) related to the Company's taxable real estate investment trust ("REIT") subsidiaries using the applicable effective tax rate for the period. The Company's mortgage banking platform is primarily comprised of income related to originating, selling, and servicing mortgage loans.

The Company had 7,970,886 shares of common stock outstanding as of December 31, 2015 and December 31, 2014, respectively.

At December 31, 2015, the Company's book value was $19.98 per share of common stock and OP unit, compared with $21.73 as of December 31, 2014. The December 31, 2015 and December 31, 2014 book values include $3.6 million, or $0.40 per share of common stock and OP unit, in dividends and distributions payable related to the fourth quarter 2015 and 2014, respectively.

The Company earned interest income of $8.9 million for the three months ended December 31, 2015, compared with $10.3 million for the three months ended December 31, 2014. The decrease in interest income was due to (i) a decrease in interest income of $1.3 million primarily related to a decline in the unpaid principal balance of RMBS that were sold to finance the GMFS acquisition and principal repayments, as well as a reduction in yield (ii) a decrease in interest income of $0.4 million related to MLHFI due to scheduled pay downs and payoffs; partially offset by an increase in interest income on mortgage loans held for sale of $0.2 million from GMFS, which was acquired on October 31, 2014.

The Company incurred interest expense of $4.7 million for the three months ended December 31, 2015, compared with $4.4 million for the three months ended December 31, 2014. The increase in interest expense was primarily due to an increase in borrowings on the warehouse lines of credit used to finance the Company's mortgage loans held for sale. This was partially offset by a decrease in interest expense for borrowings on repurchase facilities for RMBS primarily due to a decline in the outstanding balances.

At December 31, 2015, the weighted average net interest spread between the yield on the Company's assets and the cost of funds, including the impact of interest rate hedging, was 4.09% for MLHFI and 4.05% for non-Agency RMBS and other investment securities, compared with 4.02% and 5.18%, respectively, at December 31, 2014.

The Company earned $13.1 million of non-interest income for the three months ended December 31, 2015, which included GMFS' operating activities, compared to $4.7 million for the same period in 2014, which included two months of GMFS' operating activities. GMFS non-interest income was driven by an increase in mortgage originations from $254 million in the final two months of 2014, to $402 million in the three months ended December 31, 2015. Non-interest income primarily consisted of $9.5 million of income from mortgage banking activities, net; $2.0 million of loan servicing fee income, net of direct costs; and a $1.5 million increase in fair value of MSRs compared to a $(1.5) million decrease for the same period in the prior year. The $9.5 million of income from mortgage banking activities, net was primarily comprised of $9.3 million of gain on sale of mortgage loans held for sale, net of direct costs.

The Company incurred expenses of $12.1 million for the three months ended December 31, 2015, compared with $8.2 million for the three months ended December 31, 2014. The increase was mainly due to the addition of a full quarter of expenses relating to GMFS, including an increase of $4.0 million relating to salaries, commissions and benefits and an increase of $0.4 million primarily relating to rent expense and marketing and advertising, partially offset by a $1.3 million decrease in contingent consideration.

INVESTMENT PORTFOLIO SUMMARY

As of December 31, 2015, ZAIS Financial held residential mortgage loans for investment with an aggregate unpaid principal balance of $444.5 million and a fair value of $397.7 million, a diversified portfolio of non-Agency RMBS with a fair value of $109.3 million consisting primarily of senior tranches that were originally highly rated but subsequently downgraded and other investment securities with a fair value of $12.8 million.

During the three months ended December 31, 2015, the Company purchased newly originated residential mortgage loans with an unpaid principal balance of $10.2 million which are held for investment at fair value. During the same three month period, the Company purchased and sold other investment securities with an unpaid principal balance of $1.4 million and $3.9 million, respectively. The Company did not purchase or sell any non-Agency RMBS during the same three month period.

LEVERAGE, DEBT AND HEDGING ACTIVITIES

As of December 31, 2015, ZAIS Financial had a leverage ratio of 2.97x. The aggregate borrowings outstanding as of December 31, 2015 were $527.4 million under the loan repurchase facilities with Citibank, N.A. and Credit Suisse First Boston Mortgage Capital LLC, four master securities repurchase agreements, warehouse lines of credit and the unsecured Exchangeable Senior Notes due 2016 (the "Notes") issued by the Company's operating partnership subsidiary. The loan repurchase facilities, which are secured by portions of the Company's distressed, re-performing and newly originated mortgage loans, the warehouse lines of credit, which are secured by portions of the Company's mortgage loans held for sale, and the master securities repurchase agreements, which are secured by non-Agency RMBS, bear interest at rates that have historically moved in close relationship to LIBOR. The Notes, which mature on November 15, 2016, are the Company's senior unsecured obligations and bear interest at a rate of 8.0% per year, payable semiannually in arrears on May 15th and November 15th of each year. The Company is currently evaluating alternatives to settle the obligation at maturity.

As of December 31, 2015, the Company had outstanding MBS forward sales contracts used to mitigate the interest rate price risk associated with its outstanding interest rate lock commitments ("IRLC") and mortgage loans held for sale. The Company expects these derivatives will experience changes in fair value opposite to changes in fair value of the IRLCs and mortgage loans held for sale, thereby reducing earnings volatility. The notional amount of the Company's MBS forward sales contracts as of December 31, 2015 was $179.4 million. As of December 31, 2015, the Company also had outstanding interest rate swap agreements designed to mitigate the effects of increases in interest rates on a portion of its repurchase agreements. These interest rate swap agreements provide for the Company to pay fixed interest rates and receive floating interest rates indexed to LIBOR, effectively fixing the floating interest rates on $17.2 million of borrowings under its repurchase agreements as of December 31, 2015.

COMMON STOCK DIVIDEND

On December 17, 2015, ZAIS Financial announced that its Board of Directors declared a cash dividend of $0.40 per share of the Company's common stock and OP unit for the three months ended December 31, 2015, maintaining the dividend level from prior quarters. The dividend was paid on January 15, 2016 to stockholders and OP unit holders of record as of the close of business on December 31, 2015.

The Company's current policy is to pay quarterly distributions which will allow it to continue to qualify as a REIT. Taxable and U.S. GAAP earnings will typically differ due to differences in premium amortization and discount accretion, certain non-taxable unrealized and realized gains and losses, and non-deductible general and administrative expenses.

INVESTOR CONFERENCE CALL

Management will host a conference call today, March 9, at 10:00 a.m. Eastern time to review the Company's financial results. The number to call for this interactive teleconference is (785) 424-1678.

A replay of the conference call will be available through Wednesday, March 16, 2016, by dialing (719) 457-0820 and entering the confirmation number, 7314861.

The live broadcast of ZAIS Financial's quarterly conference call will also be available online at the Company's website, www.zaisfinancial.com on Wednesday, March 9, 2016, beginning at 10:00 a.m. Eastern time. The online replay will follow shortly after the call and will be available for approximately one year.

FOURTH QUARTER INVESTOR PRESENTATION

The Company's Fourth Quarter Investor Presentation – December 31, 2015, is available on the Company's website at www.zaisfinancial.com. To access the presentation, select the Q4 2015 Earnings Presentation link on the "Investor Relations" page on the Company's website.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), this press release includes Core Earnings which is a non-U.S GAAP financial measure. The Company defines Core Earnings as net interest income, plus non-interest income from its mortgage banking platform (excluding the after tax change in fair value of MSRs resulting from changes in values of market related inputs or assumptions used in a valuation model) less total operating expenses (excluding the after tax effect of depreciation and amortization, changes in contingent consideration, amortization of deferred premiums, production and profitability earn-outs and certain non-recurring adjustments), plus/(less) the income tax benefit/(expense) related to the Company's taxable REIT subsidiaries using the applicable effective tax rate for the period. The Company's mortgage banking platform is primarily comprised of income related to originating, selling, and servicing mortgage loans.

The Company believes that providing investors with this non-U.S GAAP financial information, in addition to the related U.S. GAAP measures, gives investors greater transparency into the information used by management in its financial and operational decision-making. However, because Core Earnings is an incomplete measure of the Company's financial performance and involves differences from net income computed in accordance with U.S. GAAP, it should be considered along with, but not as an alternative to, the Company's net income computed in accordance with U.S GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, the Company's presentation of Core Earnings may not be comparable to other similarly-titled measures of other companies.

The following table reconciles net income computed in accordance with U.S. GAAP to Core Earnings:

ZAIS FINANCIAL CORP. AND SUBSIDIARIES
RECONCILIATION OF U.S. GAAP NET INCOME TO CORE EARNINGS

	Three Months Ended Dec 31,		Year to Date Dec 31,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net (loss) / income – U.S. GAAP after income taxes	$ (1,834,621)	$ 216,938	$ (1,419,277)	$ 29,851,730

Recurring adjustments for non-core earnings:

Change in unrealized gain or loss on mortgage loans held for investment	3,765,036	751,982	9,368,719	(22,814,340)
Change in unrealized gain or loss on real estate securities	588,250	4,958,606	4,851,240	2,993,640
Change in unrealized gain or loss on other investment securities	57,898	610,514	334,167	226,224
Change in unrealized gain or loss on real estate owned	541,767	500,787	435,282	503,956
Realized gain on mortgage loans held for investment	(361,327)	(866,554)	(1,479,145)	(1,838,800)
Realized gain on real estate securities	(123)	(3,174,484)	(18,833)	(3,694,256)
Realized loss / (gain) on other investment securities	115,194	(226,743)	154,554	(226,743)
Realized (gain)/loss on real estate owned	(3,141)	(2,455)	160,341	(2,455)
Loss on derivative instruments relating to investment portfolio	488,556	392,978	171,859	5,921,725
Change in fair value of MSRs resulting from changes in values of market related inputs or assumptions used in a valuation model, net of tax	(2,164,371)	852,555	(17,657)	852,555
Change in contingent consideration, net of tax	(797,895)	-	(87,336)	-
Amortization of deferred premiums, production and profitability earn-outs, net of tax	158,245	-	514,414	-
Depreciation and amortization, net of tax	144,028	92,407	561,241	92,407
Non-controlling interests	(4,522)	-	11,967
Core Earnings - non-U.S. GAAP	$ 692,974	$ 4,106,531	$ 13,541,536	$ 11,865,643

Core Earnings - per weighted average share outstanding - non-U.S. GAAP	$ 0.08	$ 0.46	$ 1.52	$ 1.33

ZAIS FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(unaudited)
Assets	(Expressed in United States Dollars)

Cash	$ 20,793,716	$ 33,791,013
Restricted cash	4,371,725	7,143,078
Mortgage loans held for investment, at fair value - $394,942,512 and $415,814,067- pledged as collateral, respectively	397,678,140	415,959,838
Mortgage loans held for investment, at cost	1,886,642	1,338,935
Mortgage loans held for sale, at fair value	115,942,230	97,690,960
Real estate securities, at fair value - $95,627,850 and $135,779,193 pledged as collateral, respectively	109,339,281	148,585,733
Other investment securities, at fair value - $1,989,174 and $2,040,532 pledged as collateral, respectively	12,804,196	2,040,532
Loans eligible for repurchase from Ginnie Mae	34,745,103	21,710,284
Mortgage servicing rights, at fair value	48,209,016	33,378,978
Derivative assets, at fair value	2,376,187	2,485,100
Other assets	7,928,878	6,092,863
Goodwill	14,183,537	16,512,680
Intangibles assets	4,880,270	5,668,611
Total assets	$ 775,138,921	$ 792,398,605
Liabilities

Warehouse lines of credit	$ 100,768,428	89,417,564
Loan repurchase facilities	296,789,330	300,092,293
Securities repurchase agreements	73,300,159	103,014,105
Exchangeable Senior Notes	56,509,046	55,474,741
Contingent consideration	11,285,100	11,430,413
Derivative liabilities, at fair value	1,831,967	2,585,184
Dividends and distributions payable	3,559,120	3,559,120
Accounts payable and other liabilities	18,572,613	11,731,089
Liability for loans eligible for repurchase from Ginnie Mae	34,745,103	21,710,284
Total liabilities	597,360,866	599,014,793

Stockholders' equity
12.5% Series A cumulative non-voting preferred stock, $0.0001 par value; 50,000,000 shares authorized; zero shares and 133 shares issued and outstanding	-	-
Common stock $0.0001 par value; 500,000,000 shares authorized; 7,970,886 shares issued and 7,970,886 shares outstanding	798	798
Additional paid-in capital	164,207,617	164,207,617
(Accumulated deficit) / retained earnings	(4,984,178)	9,029,947
Total ZAIS Financial Corp. stockholders' equity	159,224,237	173,238,362
Non-controlling interests in operating partnership	18,553,818	20,145,450
Total equity	177,778,055	193,383,812
Total liabilities and equity	$ 775,138,921	$ 792,398,605

ZAIS Financial Corp. and Subsidiaries
Consolidated Statements of Operations (unaudited)

(Expressed in United States Dollars)
	Three Months Ended December 31,		Year to Date December 31,

	2015	2014	2015	2014

Interest income
Mortgage loans held for investment	$ 6,433,606	$ 6,833,854	$ 25,930,901	$ 26,140,679
Mortgage loans held for sale	756,650	594,217	3,144,345	594,217
Real estate securities	1,479,633	2,763,787	8,166,961	14,313,293
Other investment securities	232,970	76,017	560,349	544,558
Total interest income	8,902,859	10,267,875	37,802,556	41,592,747
Interest expense
Warehouse lines of credit	504,422	121,194	2,151,690	121,194
Loan repurchase facilities	2,378,125	2,425,840	9,432,335	8,906,849
Securities repurchase agreements	326,157	469,987	1,480,616	2,544,838
Exchangeable Senior Notes	1,456,121	1,430,509	5,785,264	5,686,664
Total interest expense	4,664,825	4,447,530	18,849,905	17,259,545
Net interest income	4,238,034	5,820,345	18,952,651	24,333,202

Non-interest income
Mortgage banking activities, net	9,533,720	5,439,006	45,857,462	5,439,006
Loan servicing fee income, net of direct costs	2,047,590	929,718	7,092,431	929,718
Change in fair value of mortgage servicing rights	1,529,804	(1,684,373)	(4,128,476)	(1,684,373)
Other income	15,132	45,861	54,857	45,861
Total non-interest income	13,126,246	4,730,212	48,876,274	4,730,212

Other (losses)/gains
Change in unrealized gain or loss on mortgage loans held for investment	(3,765,036)	(751,982)	(9,368,719)	22,814,340
Change in unrealized gain or loss on real estate securities	(588,250)	(4,958,606)	(4,851,240)	(2,993,640)
Change in unrealized gain or loss on other investment securities	(57,898)	(610,514)	(334,167)	(226,224)
Change in unrealized gain or loss on real estate owned	(541,767)	(500,787)	(435,282)	(503,956)
Realized gain on mortgage loans held for investment	361,327	866,554	1,479,145	1,838,800
Realized gain on real estate securities	123	3,174,484	18,833	3,694,256
Realized (loss)/gain on other investment securities	(115,194)	226,743	(154,554)	226,743
Realized gain/(loss) on real estate owned	3,141	2,455	(160,341)	2,455
Loss on derivative instruments related to investment portfolio	(488,556)	(392,978)	(171,859)	(5,921,725)
Total other (losses)/gains	(5,192,110)	(2,944,631)	(13,978,184)	18,931,049
Expenses
Advisory fee - related party	764,761	722,206	2,953,115	2,853,896
Salaries, commissions and benefits	7,763,079	3,765,784	30,934,727	3,765,784
Operating expenses	1,960,375	2,501,622	12,294,334	7,862,308
Other expenses	1,606,998	1,250,372	4,672,368	4,511,741
Total expenses	12,095,213	8,239,984	50,854,544	18,993,729
Net income / (loss) before taxes	76,957	(634,058)	2,996,197	29,000,734

Income tax (benefit)/expense	1,911,578	(850,996)	4,415,474	(850,996)
Net income/(loss)	(1,834,621)	216,938	(1,419,277)	29,851,730

Net income / (loss) allocated to non- controlling interests	(187,067)	22,601	(158,568)	3,109,760

Net(loss)/ income attributable to ZAIS Financial Corp. common stockholders	$ (1,647,554)	$ 194,337	$ (1,260,709)	$ 26,741,970

Net (loss)/income per share applicable to common
stockholders – Basic	$ (.21)	$ ..02	$ (.16)	$ 3.35
Net (loss)/income per share applicable to common
stockholders - Diluted	$ (.21)	$ ..02	$ (.16)	$ 3.08
Weighted average number of shares of common stock:
Basic	7,970,886	7,970,886	7,970,886	7,970,886
Diluted	8,897,800	8,897,800	8,897,800	10,677,360

ABOUT ZAIS FINANCIAL CORP.

ZAIS Financial Corp. is a REIT which invests in a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets. The Company is externally managed and advised by ZAIS REIT Management, LLC, a subsidiary of ZAIS Group, LLC. Additional information can be found on the Company's website at www.zaisfinancial.com.

This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the outcome of the Company's strategic alternatives; changes in future loan production; the Company's ability to retain key managers of GMFS; availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage-related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC"), and other reports filed by the Company with the SEC, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT: Marilynn Meek, Financial Relations Board, 212-827-3773